Exhibit 99.1

Press Release dated February 2, 1999



                    IWERKS NAMES NEW CHIEF FINANCIAL OFFICER


BURBANK, CALIF. - (BUSINESS WIRE) - FEB. 2, 1999 - IWERKS ENTERTAINMENT, INC. (NASDAQ/NM:IWRK - NEWS), a world leader in high-tech entertainment, has named Jeff Dahl as senior vice president/chief financial officer, it was announced Tuesday by Charles Goldwater, president and chief executive officer of the company.

Dahl, who has served as the company's vice president/controller for two years, will assume his new position Feb. 5. Dahl replaces Bruce Hinckley, who served as CFO at Iwerks for more than two years, and who is leaving Feb. 5 to take a similar position with a company outside the entertainment industry.

In his new position, Dahl will play a key role in Iwerks' growth strategy, especially in the areas of strategic planning and joint venture development. Additionally, Dahl will be responsible for overseeing the company's investor relations and legal affairs.

"Jeff has been an invaluable member of our senior executive team for the past two years," said Goldwater. "That experience will make for a smooth transition to his new position. In the role of CFO, Jeff will continue to provide solid fiscal management and leadership for the company, as well as contributing to Iwerks' growth strategies and its sound financial performance in all areas of our business."

Since joining Iwerks, Dahl has been responsible for the company's accounting functions, as well as SEC reporting and the planning and management of budgets for all company departments. Prior to joining Iwerks, Dahl held executive financial positions in the entertainment industry with Act III Broadcasting and Cooke Cablevision.

Iwerks Entertainment is one of the world's leading full-service providers of high-tech entertainment systems, support services and film-based software in large-format, ride simulation and specialty venue attractions.

More than 250 Iwerks attractions can be found in 37 countries worldwide at location-based entertainment centers, amusement parks, movie theaters, family entertainment centers, shopping centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more.

Visit Iwerks Entertainment on the World Wide Web at WWW.IWERKS.COM.


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Note to Editors:  For this company's past news releases go to
HTTP://WWW.BUSINESSWIRE.COM/CNN/IWRK.HTM

With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are the ongoing economic conditions and situation in the Asia-Pacific region; the level of available sales in the rest of the world; costs of sales and the ability of the company to maintain pricing levels necessary to maintain gross profit margins; the level of selling, general and administrative costs; the performance by the company under existing purchase contracts and the ability to obtain new contracts; the success of the company's film software; and the effects of competition.

CONTACT:

        Wills Communications Inc.
        Terry Wills/Kevin Mortesen, 310/524-0200

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